Exhibit 99.3

WESTERN ASSET MORTGAGE CAPITAL
CORPORATION FIRST QUARTER 2013 EARNINGS

May 15th, 2013, 8:00 AM PT

Operator:                                                                                            Good day, ladies and gentlemen.  Welcome to Western Asset Mortgage Capital Corporation’s First Quarter 2013 Earnings Conference Call.  Today’s call is being recorded and will be available for replay beginning at 5:00 p.m. Eastern Standard Time.  At this time, all participants have been placed in a listen-only mode, and the floor will be open for your questions following the presentation.

Now first, I’d like to turn the call over to Mr. Larry Clark, Investor Relations for the Company.  Please go ahead, Mr. Clark.

Larry Clark:                                                                             Thank you, Operator.  I want to thank everyone for joining us today to discuss Western Asset Mortgage Capital Corporation’s financial results for the three months ended March 31, 2013.  By now, you should have received a copy of today’s press release; if not, it is available on the Company’s website at www.westernassetmcc.com.  In addition, we are including an accompanying slide presentation that you can refer to during the call.  You can access these slides in the Investor Relations section of the website.

With us today from management are Gavin James, Chief Executive Officer; Steven Sherwyn, Chief Financial Officer; Stephen Fulton, Chief Investment Officer; Travis Carr, Chief Operating Officer.

Before we begin, I’d like to review the Safe Harbor statement.  This conference call will contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements are intended to be subject to the Safe Harbor protection provided by the Reform Act.  Actual outcomes and results could differ materially from those forecast through the impact of many factors beyond the control of the Company.  All forward-looking statements included in this presentation are made only as of the date of this presentation, and are subject to change without notice.  Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in the Risk Factors section of the Company’s reports filed with the Securities and Exchange Commission.  Copies are available on the SEC’s website at www.sec.gov.  We disclaim any obligation to update our forward-looking statements unless required by law.

With that, I will now turn the call over to Gavin James, Chief Executive Officer.

Gavin James:                                                                      Thank you, Larry, and thank you everyone for joining us today for our first quarter conference call.  I will begin the call by providing some opening comments.  Steven Sherwyn, our CFO, will then discuss our financial results.  Travis Carr, our COO, will discuss the kind of trends we’re seeing in the agency RMBS market, and then Steve Fulton, our Chief Investment Officer, will provide an overview of our investment portfolio, our liability profile, and future outlook.  After our prepared remarks, we will conduct a brief Q&A session.

During the first quarter, we incurred a GAAP net loss of $1.18 per share.  We generated core earnings of $0.93 per share, and declared a dividend of $0.95 per share.  Due to the volatility that was seen in the mortgage market during the first quarter, our net book value declined approximately 10% to $19.42 per share, inclusive of our Q1 dividend, as of March 31st, 2013.

Quite simply, we saw the equivalent of a perfect storm in the mortgage market during the first quarter.   Given the strategy we put in place for our portfolio.  In our view, this was the result of the market incorrectly interpreting remarks from Chairman Bernanke, and believing that QE3 will be coming to an end sooner than expected.

This belief persisted for only a short period of time, but it was enough to put downward pressure on asset prices and result in a decline in our book value, given the mark on the book value as of March 31st, 2013.

Since the end of the first quarter, the market has recognized that it was premature in its assessment of an early end to QE3.  As a result, asset prices have partially recovered, and we have seen some rebound in our book value during the second quarter.

Our experience in the first quarter provides some good insight into our investment philosophy.  We position our portfolio for optimal performance over an entire interest rate cycle.  Unless our view on the future direction of interest rates and mortgage market changes, we generally do not make significant adjustments to our portfolio in response to short-term fluctuations in interest rates or market pricing.  Despite the market’s premature belief in an early end to QE3, we maintained our view that the Fed will remain highly accommodative in the foreseeable future.  However, the experience in the first quarter illustrates the volatility that can occur in any one particular quarter during an interest rate cycle.

It is important to note that our primary focus is to generate a consistent dividend for our shareholders, rather than making short term trades in the portfolio in an attempt to increase book value on a quarter-to-quarter basis.  We believe in the philosophy of putting the cash in the hands of our shareholders and allowing them to make their own decisions on how to deploy that capital.  Even with our performance in the first quarter, when taking the longer term perspective, which takes into account the interest rate cycle we have experienced since our IPO in May of 2012, we have delivered an economic return of 15.5% on an annualized basis, calculated by reference to the change in book value, plus dividends since the IPO.  This performance places WAMC at the high end of our peer group over that time period.  While there may certainly be other quarters in which the market temporarily moves against out positions, and of course we cannot guarantee any result, we are confident that over the entire interest rate cycle, we will be able to generate a consistently strong dividend for our shareholders, while maintaining a stable book value.

At this time, I’m going to turn the call over to Steve Sherwyn, our CFO, to discuss our financial results.   Steve?

Steven Sherwyn:                                                     Thanks, Gavin.  Good morning, everyone.  I will discuss our financial results for the first quarter ended March 31st, 2013.  Except where specifically indicated, all metrics are as of that date.

On a GAAP basis, we incurred a net loss for the quarter of approximately $28.5 million, or $1.18 per basic undiluted share.  Included in the net loss is approximately $55 million of net unrealized loss in RMBS and other securities, approximately $14 million of net realized loss and other loss on RMBS and other securities, and approximately $15 million of net gain on derivative instruments and so-called linked transactions.

As a point of clarification, under GAAP, linked transactions occur when the initial purchase of a financial asset and repurchase financing are entered into contemporaneously with or in contemplation of one another.  The Company records the initial transfer and repurchase financing of a linked transaction on a net basis, although in fact, as an economic matter, these arrangements are identical to transactions accounted for as repurchase transactions or similar transactions—similar assets.

As of March 31st, 2013, we owned approximately $67 million of non-agency RMBS, and had approximately $44 million of repo borrowings that were considered linked transactions, resulting in an approximately $23 million line item on our balance sheet.

For the quarter, our core earnings, which is a non-GAAP number defined as net income or loss excluding net realized and unrealized gains and losses on investment, net unrealized gains and losses on derivative contracts, and non-cash stock-based compensation expense, one-time events pursuant to changes in GAAP, and other non-cash charges, was approximately $22.6 million, or $0.93 per diluted share.

Our net interest income for the period was approximately $28.6 million.  This number is a GAAP number, and does not include the interest we received from our IO securities, that are treated as derivatives, nor does it take into account the cost of our interest rate swaps, both of which are included in the gain on derivative instruments line in our income statement.  On a non-GAAP basis, our net interest income, including the interest we received from IO securities treated as derivatives, interest we received from linked transactions, and taking into account the cost of our hedging, was approximately $26.1 million.  Included in this calculation was approximately $57.1 million of coupon interest offset by approximately $21.1 million of net premium amortization and discount accretion.

Our weighted average net interest rate for the quarter, which takes into account the interest that we received from non-agency RMBS and IO securities, as well as the fully hedged cost of our financing, was 2.17%, reflecting 3.04% gross yield on our portfolio and 0.87% effective cost of funds.

Our operating expenses for the period were approximately $3.9 million, which includes approximately $1.7 million for general and administrative expenses, and approximately $2.1 million in management fees.  Included in these expenses were incremental costs pertaining to the discovery and resulting corrective actions we took regarding the methodology that was used to accrete interest income and to amortize the cost basis of certain of the Company’s residential mortgage backed securities.

Our net book value decreased by approximately 10% during the period, with $21.67 on December 31st, and $19.42 on March 31st, after adjusting for the $0.95 dividend that we declared on April 1st.  As Gavin mentioned earlier, the decline in net book value was primarily due to a combination of mortgage spread widening and pay-ups declining during the quarter, which has been partially reversed during the second quarter.  Our economic return, which as previously noted represents the change in book value plus dividend for the quarter, was negative 6%, which includes the aforementioned $0.95 dividend.  For the approximately ten and a half months since our IPO, we have generated an economic return of approximately 15.5% on an annualized basis.

During the first quarter, our Constant Prepayment Rate, or CPR, for our agency RMBS portfolio was 3.4% on an annualized basis.  This compares to 3.6% for the fourth quarter of 2012.  The CPR for our agency RMBS portfolio for the month of April 2013 was also 3.4%.  Our CPR continues to remain low as a result of our focus on buying securities that exhibit low prepayment characteristics.

As of March 31st, the estimated fair value of our portfolio was approximately $4.4 billion, and we had borrowed a total of approximately $4.1 billion under our existing master repurchase agreements.  Our leverage ratio was approximately 8.7 times at quarter-end, inclusive of linked transactions, and adjusted for the $0.95 dividend.

We continue to be in the attractive position of having repo capacity well in excess of our needs.  At March 31st we had master repurchase agreements with 17 counterparties.  We continue to receive offers to expand our repo lines from these and other institutions.  At the present time, we feel comfortable with our existing counterparties, and believe that we have more than ample liquidity to meet our present and expected funding requirements.

With that I will now turn the call over to Travis Carr.  Travis?

Travis Carr:                                                                               Thanks, Steve.  I’d like to provide a few general remarks on the state of the agency RMBS market.  The outlook for agency RMBS continues to be favorable.  The premature market concern in the first quarter that the Fed would begin tapering its RMBS purchases caused the sector to reprice, and even though mortgage spreads have partially recovered from their wide, vales remain attractive.  It is our belief that the Fed is not moving away from a zero short-term interest rate environment anytime soon, and they are not done buying mortgages.

We think QE3 will continue, at least through 2013.  We believe the near-zero interest rate environment will continue even beyond QE3, as the Fed has repeatedly reiterated that monetary policy will remain accommodative so long as U.S. unemployment exceeds 6.5%, and inflation remains below 2.5%.  It is our opinion that the Fed’s foremost priority is keeping primary mortgage rates low in order to support economic growth by enabling homeowners to strengthen their finances and lower their monthly expenses.  Accordingly, when the Fed does start to taper its purchases, we believe that the first area it will pull back from will be Treasuries, rather than mortgages.

Our conviction that QE3 will continue for a prolonged period of time is based on a number of observations.  First, we think that the U.S. economy is still in a fairly tepid shape, at least as it relates to the job market.  We believe that the economy will need to create more than 200,000 non-farm jobs per month in order to demonstrate sustainable growth.  Second, the European economy is still weak and likely to remain so in the near-to-intermediate term.  Finally, with the Bank of Japan embarking on its own QE program, global interest rates should remain at historic lows.

Given this backdrop, our view on interest rates for the next six to twelve months is that we see a yield curve with near zero interest rates at the short end of the curve, with a higher probability that the long end of the curve declines moderately from its present level.  That being said, we recognize that eventually, all of the stimulative monetary policies being embarked upon throughout the world will produce its intended result, and the global economy will strengthen.  As signs of this become apparent, we would expect that the long end of the curve would steepen, and that this would occur well before the Fed adjusts short-tem rates or begins tapering out of QE3.  Our hedge positions in the portfolio reflect this view, and Stephen Fulton will provide more detail on our hedging strategy later in the call.

Given the ongoing historically low mortgage rates, we believe that organic refinancing will remain active.  However, we don’t expect that the pace of mortgage refinancing will significantly increase from the current level.  Industry-wide loan production capacity is still somewhat constrained.  Originators remain unwilling to increase capacity due to the heavy investment involved, and the eventual slowdown in activity that will occur when rates finally increase from their historic lows.  That being said, there are a few originators that are being aggressive in the marketplace, but we view this more as a grab for market share, rather than an expansion of overall production capacity.

Our view on policy risk for the mortgage market is that it remains elevated.  New leadership at the FHFA will likely lead to more borrower-friendly policies, including the expansion of the HARP program.  We think that there is a good chance that HARP eligibility will be extended to mortgages that were originated after 2009, thereby creating a whole new cohort of borrowers that will eventually refinance.

Our outlook on QE3, interest rates, and the refinancing environment has essentially remained consistent for the last several quarters, and we still view prepayments as the primary risk and deterrent toward higher net interest spread.  Given the lower prices of agency bonds, we continue to view their hedge-adjusted carry as attractive, particularly with the type of collateral that we target, which are prepayment protected mortgage pools.

Now I’ll turn the call over to Steve Fulton for further discussion of our portfolio and investment outlook.  Steve?

Stephen Fulton:                                                          Thanks, Travis.  Good morning, thanks for joining us this morning—today.  While we are disappointed with the decrease in net book value for the quarter, we’re pleased to continue to generate strong core earnings that support our dividend.  The level of decrease we had in net book value is magnified by some extraordinary timing for the mark on the portfolio from quarter-end-to-quarter-end.

Put in perspective, at December 31st, 2012, the market was at the 12-month tights in mortgage spreads, and the 12-month high in specified pool pay-ups.  By March 31st, 2013, the market had completely reversed itself and was at the 12-month high in pay-ups, mortgage spreads, and the 12-month low in spec pool pay-ups.  In other words, we pretty much saw the worst top-to-bottom, mark-to-market you’re likely to have in any one quarter.  The market moved against our strategy during the first quarter, but the recovery we have seen so far in the second quarter has given us increased confidence that we’re well-positioned to generate attractive, risk-adjusted returns over the entire interest rate cycle.

Our investment strategy remains unchanged.  That is to buy call-protected securities that offer the best risk-adjusted carry and hedge them over an interest rate cycle.  Since our IPO, we’ve seen the 10-year Treasury rate go from 1.6% to 1.4% to 2.1%, back to 1.6%, and then to 1.85% at the end of March.  As we’ve mentioned, during that period we have delivered a positive economic return, primarily through the generation of strong core earnings, which has enabled us to pay an attractive dividend.  Our hedging strategy remains intact.  It’s meant to protect asset values over an interest rate cycle, and not meant to produce trading gains on a quarter-to-quarter basis, or even to necessarily mitigate against small changes in mortgage spreads and interest rates.  We are managing the assets and liabilities of the portfolio to generate attractive, risk-adjusted, net-interest income, enables us to pay high dividends while targeting a stable book value over time.

On the asset side, we continue to make select trades around both WALA and call-protection attributes among various originators, but our general theme remains the same, and that is to focus on securities with low prepayment characteristics; as you can see from our industry-leading low prepayments, that strategy has continued to work for us for the quarter.

During the quarter, we increased our relative exposure to 20-year securities, as we believe that they have less extension risk and will exhibit very slow prepayment speeds, that they tend to be much less responsive to small moves in interest rates.  One reason is that the primary to secondary spread for these securities is stickier than on 30-year mortgages.

We also bolstered our exposure to Non-Agencies during the quarter.  We continue to believe that over an interest rate cycle it makes sense to own these securities due to their effective hedging characteristics and positive carry.

We had owned some TBA securities at the end of the quarter, but that was more as a placeholder until we located the specified pools that we were targeting.

Now we’ll turn to some of the specifics of the portfolio.  On March 31st, 2013, the total estimated market value of our portfolio was approximately $4.4 billion, and consisted primarily of Agency mortgages.  Our portfolio was weighted towards 30-year fixed-rate mortgage pools, which represent approximately 68% of the value of the total portfolio.  As I mentioned earlier, we modestly increased our exposure to 20-year fixed-rate mortgage pools during the quarter as they became more attractive on a relative value basis.  At quarter-end they represented approximately 20% of our total portfolio.  Non-Agency RMBS increased to approximately 5% of the total portfolio, that’s up from less than 1% at year-end.  And the remainder of our RMBS portfolio consisted of Agency interest-only strips, inverse interest-only strips, and that sector represents 6% of the total.

If you break down our Agency’s specified pools by sector, 44% of the total was invested in mortgage pools with MHA loans with high LTVs, consistent with our investment strategy of minimizing our prepayment risk.  The next largest sector was pools of low loan balances at 43% of the portfolio, pools representing new issuance and a low WALA represent

10% of the portfolio, or of the total, and the remaining 3% consists of high SATO or Spread at Origination, and investor loans.

Our Weighted Average Loan Age, or WALA, for the portfolio was 9.4 months.  We continue to believe that managing our WALA ramp is a key component towards keeping our prepayments low.

As Steve Sherwyn noted, our CPR was 3.4% for the quarter, which compares to an average of 18% for our agency peers, and it’s reflective of the effectiveness of our security selection and portfolio management strategy.  For April, we were also at 3.4% CPR.  Interestingly, the most recent market CPR data showed some increased prepayments in specified pools that previously thought, by some, to be prepayment protected, such as Ginnie Mae 4.5s originated after 2009, and some of the below-90% LTV, MHA-originated loans.  We don’t own any of these stories, and the specified pools that we have chosen to invest in continue to experience very low prepayments.

Now, turning to the liability side of the balance sheet; as Steve mentioned, we funded our portfolio through the use of short-term repurchase agreements, or repos.  And as of March 31st we had borrowed approximately $4.1 billion under these agreements, resulting in a leverage of approximately 8.7 times, inclusive of linked transactions.  We took leverage down early in the quarter from where it was at the end of December, given the pressure on asset price that we experienced.  So when spreads hit their wides near the end of the quarter, we felt that the market had become oversold and we added a bit of leverage and increased the size of our portfolio.

As of March 31st we had entered into approximately $3.5 billion in notional value of interest rates swaps and swaptions.  Our swap and swaptions positions represented approximately 85% of our outstanding funding.  The swap contracts, with an approximate notional value of $2.6 billion, range in maturities between 18 months and 21 years, with a weighted average remaining maturity of 7.9 years, and bear a weighted average fixed rate of 1.4%.  Approximately 29% of the notional value of these swap positions are held in forward-starting swaps that start approximately seven and a half months forward.  Our swaption contracts, with an approximate notional value of 910 million, allow us to enter into swaps that have an average fixed pay rate of 2.5%, and an average swap term of 14.9 years.  As a result, our portfolio had a net duration of approximately 0.8 of a year at quarter-end.

While the net duration of our portfolio remains modestly positive, the majority of that positive duration has been at the shorter end of the yield curve, and we have maintained a slight negative duration at the longer end, albeit somewhat smaller than at the end of December, as we think the next move in long term rates is likely to be a modest decline before they begin their eventual path higher.

We have kept the duration of our repos fairly low, as we believe repo rates will come down modestly in the near future, at which time we will likely extend the duration of our repo book.  We’ve also rolled out the duration of some of our swaps, as their duration had decreased as a result of the time that had passed since we first put them in place.  We have increased our maturities in order to obtain the higher durations that we originally targeted.

For the second quarter of 2013, we expect incremental net spreads to be in the 1.85% to 2.05% range.  Our lower than average prepayments have helped us generate higher than average gross yields, and as we said, we expect slightly lower repo rates going forward.

As Steve and Gavin mentioned, since the end of the quarter, we have seen a modest rebound in mortgage spreads and pay-ups for specified pools, and this positively impacted the valuations of many of the securities in our portfolio.  The increase over the past 45 days has served to reverse some of the decrease in net book value that we experienced in the first quarter.

Going forward, our overall goal remains the same: to generate an optimal risk-adjusted net economic return on the portfolio over an interest rate cycle, with active management of our assets and our liabilities.  We believe that this will translate into strong core earnings, which will enable us to pay an attractive dividend while at the same time maintaining a stable book value per share.  We have delivered on that goal for the ten and a half months that we’ve been in operations, and are optimistic that we can achieve it again for the full year 2013.

With that, we will now entertain your questions.  Operator, could you open up the call?

Operator:                                                                                            Thank you, sir.  Ladies and gentlemen, we’ll now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone.  If you’d like to withdraw your question, please press the star, followed by the two; and if you are using speaker equipment today, please lift the handset before making your selection.

We ask that you please ask one question and one follow-up, then requeue for additional questions.

Our first question is from the like of Rick Shane with J.P. Morgan.  Please go ahead.

Richard Shane:                                                            Hey, thanks guys for taking my question.  Steve, you talked a little bit about how spreads have tightened and payouts have rebounded.  But one of the things that we’ve observed is that since May that trend has started to soften up a little bit.  Where do you think we are versus March 31st, and maybe the quarterly peak, and where we stand today?

Stephen Fulton:                                                          I’d say spread—and you know, they’re bouncing around a little bit today, spreads tightening up a little bit today on the heels of some of the economic numbers that were just released, CPI and industrial production, and other things.  But I’d say in general, the market has re-traced about 30% to 40% of its widening that occurred during the first quarter.  We think pool pay-ups have probably rebounded, let’s say, 25 to 30%—it depends upon which spec pool you’re talking about, but as a general number, the spec pool pay-ups have bounced back about 25 to 30%.

Richard Shane:                                                            Okay, great, thank you very much.

Stephen Fulton:                                                          Sure.

Operator:                                                                                            Out next question is from the line of Mike Widner with KBW, please go ahead.

Michael Widner:                                                      Thanks, guys.  I’ve got a bunch, so I guess I’ll start with one and jump back into queue, but I guess on the portfolio, the net size is down, you know, about 15%, 12%, I guess if we include the payment out there, but just wondering if you could comment on that.  I mean, it’s a pretty sizable reduction in the size of the portfolio, you know, which would imply, probably, some reduction in net interest income available next quarter, if, you know, if we’re going to stay there.  So just, what your outlook is on that then why the size reduction?

Stephen Fulton:                                                          Yes, I mean, we reduced the size, you know, at a couple of different points throughout the first quarter, just reflecting the fact that there was some pressure on spreads.  As we got toward the end, the very end of the first quarter, we thought spreads really sort of overshot—you know, financially, we thought spreads had gotten too wide — in other words, spreads at that time had reacted as much as they had reacted to the actual end of QE1.  So, when you have just a rumor of a potential tapering, versus the actual end of QE1 and spreads react the same, we thought that they’d pretty much overshot a reasonable bound, and so we added back a pretty good chunk of the portfolio shrinkage that you saw, you know, from the end of quarter 4 to the end of quarter 1.  So, you know, without giving you exact numbers, I mean, most of that size is probably pretty much replaced, but it’s towards the end of the quarter and the first month, into April.

Michael Widner:                                                      So that’s interesting, but I mean, I guess if I tie this back to Rick’s question, you know, as we look at MBS prices, really across the spectrum, payups included, you know, April was a very strong month, MBS prices were up pretty much across the board, but since late April, and, you know, especially over the past two weeks, by our marks almost everything is down, and even pay-ups are, you know, flattish at best, versus where they were at the end of Q1.  So I’m just curious how to reconcile your comments with what I can see out there in, you know, pricing sheets, and what I can pull up from Bloomberg pricing anyway, and, you know, and with that, I guess, you know, if you were adding MBS back over the past month, and then it’s kind of tanked again, I’m not sure how much comfort I should take from that.

Stephen Fulton:                                                          Well basically we added in early April.  And, you know, throughout the month of April, it was a pretty strong month, as you mentioned.  You know, in May we have given a little of that back, but actually pay-ups over the last few days in certain pools—I mean, you know, they’re different from pool to pool.  In other words, CR3s versus CP 3.5s, versus 90 LTV 4s and 4.5s, I mean all those payups are bouncing around all over the place.  But for the real call protected securities, you know, the pay-ups continue to—yes, Bonnie just reminded me that if you look at it on a hedged performance basis, you know, mortgages continue to perform okay in May.  You know, some parts of the mortgage market have given back some of the strong gains of April, but net-net versus the end of the quarter we’re still up.

Operator:                                                                                            Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  If you are using speaker equipment you will need to lift the handset before making your selection.  We ask that you please ask one question and one follow-up and then requeue for additional questions.

Our next question is from the line of Daniel Furtado with Jefferies and Company.  Please go ahead.

Daniel Furtado:                                                           Good morning, everybody.  Thank you for the opportunity.  My first question, that I guess is more of a—just looking for confirmation that you’re basically at or near zero TBAs in the portfolio today.  And then my second question would be, you know, is the longer term play here—I mean based on the commentary I’m hearing on the call this morning, feels like to me we would expect, as you anticipate QE3 tapering, or before that were to occur, we should see a rotation out of these prepaid protected securities into more of a TBA type portfolio, or is that an incorrect takeaway from what I’m hearing?

Stephen Fulton:                                                          Well, I mean, there’s a whole bunch of things that we think, you know, portfolio moves we would make in anticipation of the Fed tapering its mortgage purchases.  Once again, we still think that’s a long way off; certainly toward the end of 2013, if not the beginning of 2014.  We still believe that there’s a much greater likelihood that the Fed lowers its purchases of Treasuries before it lowers its purchases of mortgages.  And it’s important to keep the overall, sort of, supply/demand characteristics of the mortgage market in perspective.  You know, you can just look at Fannie and Freddie, there’s about $3.8 trillion of Fannie and Freddie securities outstanding.  That $3.8 trillion generates monthly coupon payments—excuse me, annual coupon payments of about $172 billion, versus last twelve month net issuance of about $17 billion.  Meaning that the existing stock of mortgages threw off almost 10 times as much in coupon payments as the net issuance was over the last twelve months. So even without the Fed, it’s not as though there’s some dramatic supply/demand imbalance.  If anything, it’s that there’s not enough supply of mortgages.

The other thing that I think we—you know, puts us in a slightly different position than a lot of our peers is that, you know, we aren’t global money managers, but we get to talk to a lot of other potential investors, and one of the investor groups that we spend a lot of time talking with, and we manage money for, are global central banks.  You know, and the 25 largest global central banks have $11 trillion in dollar reserves.  And virtually every central bank we talk to throughout the world, throughout Europe, Asia, Central America, South America, North America, and the Middle East, is considering—is either making an investment in mortgages, considering an investment in mortgages, or adding to their already existing investment in mortgages.  So, you know, there are other pools of money that, quite honestly, could easily, over the next one to three years, could easily dwarf, you know, what the Fed is doing right now.  And like I said, the net issuer, next to the Fed, is Fannie and Freddie securities.  It’s very close to zero.  So it’s not as though without the Fed there’s some gigantic supply/demand imbalance.

With regard to the Fed, the Fed has basically said the rate they’re worried about the most is the primary mortgage rate.  Probably the rate they’re worried about the least is swap spread rate.  And, you know, the 10-year rate is somewhere in the middle.  But if you just kind of think about the data, I mean the Fed has said, of course Janet Yellen has said, and, you know, she’s likely to be the successor to Bernanke if he decides to leave in January, they’re likely—the Fed is likely to be overly accommodative.  But if you just kind of think of what the data looks like now.  Non-farm payrolls last release was 165,000, but compare that to new jobless claims of 325,000.  So we’re actually adding new jobless claims at twice the level that we’re creating jobs.  We have mortgage foreclosure rates of 3.5%, versus the historical of 1%.  The mortgage delinquency is 7.25%, versus the historical of 4%.  You know, all of the numbers that we just released, factory orders down 4%, CPI down 0.7%, Empire State manufacturing index down 1.4%.  Industrial production down, capacity utilization down, and one of the most, I think the number said, it gets a little press every now and then, but I think it’s certainly important to look at—it’s certainly on Janet Yellen’s mind, is underemployment.  Underemployment currently stands at 13.9%.  That compares with the recession years of 2003 of under 7%.  We currently have underemployment that’s twice what we had in the early 2000 recession.

These are not numbers that smell or look like a sustainable economic recovery.  So while the market remains jittery—the market’s always jittery.  You think that the odds of the Fed sort of pitching in the towel on the sector, which is the housing sector, that it’s worried about more than any other sector, by cutting back its purchases of mortgages—it’s very unlikely.  Not impossible, it’s very unlikely.  And that doesn’t mean that the market’s not going to overreact to—oh yes, as somebody just reminded me, Europe is of course in trouble again.  There’s sort of an explosion of non-performing loans throughout the entire Eurozone.

So, you know, our view is that the global economy remains extremely fragile.  Meanwhile, the U.S. economy, as one person described it, is the least dirty shirt in the laundry.  But globally, you know, growth is extremely weak.  Inflation is well below—inflation is below the Fed’s target.  It’s not below the Fed’s worry zone, it’s well below the Fed’s actual target.  So you know, once again, the thought that—and the Fed worries more about the housing sector than any other sector of the economy.  I just think the thought that it’s going to sort of pitch in the towel is probably not well founded, and even if they do, it’s—there is a limit to how much mortgage spreads can widen.  Mortgage spreads are not corporate bonds that can default.  You know, they do pay you back at par.  And when you start looking at mortgage yield versus other benchmark global sovereign securities, you can see why they’re so attractive to the central banks.

So we don’t think there’s going to be much of a supply/demand issue even if the Fed exits tomorrow, which we don’t actually think is going to happen.  So, you know, our outlook really hasn’t changed all that much.  That doesn’t mean that the market’s not going to be skittish, the market’s not going to re-price to deal with risk here and there, but our view of how to hedge, once we have a consistently growing global and U.S. economy, the first thing that’s going to move is the long term interest rate.  And that’s why we’re hedging, you know, our mortgages with short duration in the long end of the curve.  We think ultimately that those hedges will work.  They didn’t work in the first quarter.  But, they’ve worked over a cycle.

So, I apologize for the long-winded answer.  I stuck a lot of information in there.  But I think all of those things are important to think about.

Operator:                                                                                            Thank you.  Our next question is from the line of Jim Fowler with Harvest Capital.  Please go ahead.

Jim Fowler:                                                                                 Good morning.  I just wanted to ask your thoughts on one other point.  So you commented that you think the Fed would quit buying Treasuries before mortgages.  So, would I take from that that, you know, Treasury rates would rise, if mortgage to Treasury spreads don’t change, then mortgage rates will rise, eliminating some of the need, in some of the premium in the prepaid protected securities, without any change in the duration, so I wonder if the hedges that you comment about will actually be effective, if you just lose the incremental premium on the prepaid protected securities, given the current level of rates.  I wonder if you could sort of benchmark how much you think those premiums are relative to where they would normally be, if …

Stephen Fulton:                                                          Once again, we look at premiums as duration.  I mean, we don’t really—in other words, if one security has a point dollar price higher than another security with the same coupon, that’s just duration that you have to hedge.  In other words, that point can go to zero, but it generally won’t go below zero.  And there’s actually some call protected securities, for instance low balance securities, which will actually maintain their premium, premium to TBAs, even at a discount.  In other words, they turn over faster.  They default faster, they turn over faster, as people move up from, you know, $100,000 homes to 125, to $150,000 homes, as the economy strengthens.  So, you know, there’ll be certain payups that’ll get hurt; there’ll be other payups that will actually do reasonably well.

The key is how do you hedge their duration?  And when rates rise, durations extend, they extend along a steeper cure.  The way to do that, the way to hedge that spread duration, over interest rate cycles, once again now from one 90-day period to another 90-day period, is negative duration at the long end of the curve.  That’s also to start to layering in some swaption volatility.  In other words, by swaption, and probably some longer dated swaption, you know, which is beta as opposed to gamma, sort of 3-by-7 swaption volatility or 5-by-10 swaption volatility.  So at the point that we think that it makes sense to increase our expenses to buy more protection, we will.  It’s just that we really don’t foresee that for the next, you know, six-plus months.  So, you know, but, having said that, we remain, you know, negative duration at the long end of the curve, because that’s ultimately where the problem’s going to be.  And we continue to own swaption volatility, even though financially all that’s done has cost us money, but it’s, you know, insurance that you’ve got to pay for.

Operator:                                                                                            Thank you.  Our next question is a follow-up from the line of Mike Widner.  Please go ahead.

Michael Widner:                                                      Thanks, guys.  So, let me ask you if you could talk a little bit more about the accounting restatement in the quarter, and exactly what are—I guess a couple question related to that.  I mean, what exactly was the change, did it change sort of the way you do premium amortization?  And then second, was there any impact on earnings this quarter?  Was there a one-time charge, one-time benefit, anything like that?

Gavin James:                                                                      Steve Sherwyn, can you get that?

Steven Sherwyn:                                                     Sure.  Let me start with your second question first.  The impact was strictly in Q4 and the prior quarters.  We discovered the inconsistency toward the end of the first quarter.  We made the adjustments for the prior quarters.   The current quarter there was no impact on.

Basically the methodology that was being used was using the retrospective method of accounting, which is appropriate on the agency portfolio, but instead of using actual cash flows, it was effectively taking actual cash flows and spreading out the difference between actual and projected cash flows over the life of the security.  And that’s what impacted and that’s why those changes were made, primarily in Q4.

Michael Widner:                                                      Okay, I’m a little confused still on then what the accounting treatment you guys are using for premium amortization is right now.  I mean, is it still sort of a forward-looking, or is it lifetime, or is it kind of backward …

Steven Sherwyn:                                                     It is a forward-looking—we’re using a one-year CPR expectation, comparing that to actual cash flows.  But it is being modeled to a one-year CPR.  The CPRs are updated every quarter, and retrospectively adjusted for those updated CPRs.

Michael Widner:                                                      So that sounds very similar to what you were doing in the past.  The difference I guess being that you’re now making more updates based on what was happening in the past.  But my understanding is you were using a 12-month forward-looking anyway.

Steven Sherwyn:                                                     It’s the same model as before.  Unfortunately the methodology that was being applied was being applied incorrectly.  Instead of looking at actual cash flows during the quarter, it was taking the difference between actual cash flows and expected cash flows, and spreading them out over the life of the security.  If you look at the GAAP literature, you are supposed to actually pick up the full difference in the quarter when it occurs.  And that’s why the adjustment was required.

Operator:                                                                                            Thank you.  I show no further questions.  I’d now like to turn the call back over to Mr. James for closing remarks.

Gavin James:                                                                      Well thanks everybody for listening to the call today, and thanks everybody for their questions.  We look forward to seeing you all in person, hopefully in the foreseeable near future, and with that we’d like to end the call.  Thanks very much.

Operator:                                                                                            Thank you.  Ladies and gentlemen, this concludes Western Asset Management’s conference call.  Thank you for your participation.  You may now disconnect.

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